 Exhibit 99.4

China Armco Metals, Inc. Appoints Three Independent Members to Its Board of Directors

SAN MATEO, CA--(Marketwire – 10/28/09) - China Armco Metals, Inc. (OTC.BB:CNAM), a distributor of imported metal ore with plans to launch a new state of the art scrap metal recycling facility in China, today announced that the Board of Directors has appointed Tao Pang, Heping Ma and William Thomson as directors of China Armco Metals.  In addition, China Armco Metals established an Audit Committee, Compensation Committee and Nominating and Governance Committee and each of the directors were appointed to serve on these committees.   The Board has determined that each of the newly appointed directors qualify as independent directors under the applicable rules and regulations of the Securities Exchange Act of 1934.

Mr. Thomson has been the president of Thomson Associates, Inc., a leading merchant banking and management company, since 1978.  Mr. Thomson’s currently sits on the Board of Directors of a number of publicly traded companies in the U.S. and Canada including China Automotive Systems, Inc., Score Media, Inc., Asia Bio-Chem Group Co. Ltd., and Maxus Technology Corporation. Mr. Thomson received his Bachelors’ Degree in Business Communication from Dalhousie University in 1961, and became a Chartered Accountant affiliated with Institute of Chartered Accountants in 1963. Mr. Thomson qualifies as an audit committee financial expert and will act as the Chairman of the Audit Committee.

Mr. Pang is the incumbent Branch Manager of the Bank of China for the Lianyungang Economic and Technological Development Zone for its branch in Lianyungang City, Jiangsu Province of China. Prior to his current position Mr. Pang has served in various capacities for the Bank of China since July 1993 including Secretary to the Branch Manager in the Lianyungang branch as well as Branch Office Manager and President of their Xinpu branch. From September 1988 to July 1993, Mr. Pang taught at Jiangsu Province Haizhou Normal College. Mr. Pang has significant expertise in import and export trading settlements, business and personal loans, as well as stock exchange functions. Mr. Pang has been certified as Senior Financial Managerial Talent by Bank of China and a member of the Outstanding Talent Bank and Reserve Talent Bank of Jiangsu Branch of Bank of China. Mr. Tao obtained a Masters Degree in Economic and Management in June 2004 and a Bachelors Degree in Chinese Language and Literature from Educational University of Jiangsu Province in June 1993.

Mr. Ma is a co-founder and as served as Chairman of Henan Chaoyang Steel Co., Ltd. since the company’s inception in July 2003. From 2001 until 2003, Mr. Ma served as the Chairman of Henan Xintai Aluminum Industry Co., Ltd. From 1993 until 2003, Mr. Ma served as the Chairman of Zhengzhou Great Wall Cables Plant.  Mr. Ma obtained an Associate’s Degree in Metallurgical Industry from the Metallurgical Industry School of Henan Province.

Commenting on the appointment, Mr. Kexuan Yao, CEO and Chairman of China Armco Metals, Inc., stated, "We are extremely pleased to appoint these distinguished gentlemen to our board as independent directors.  As we position the company for the future and seek to list our company’s shares on an exchange, their independent voices in our corporate governance will be critical to our future success.  Each member brings a wealth of knowledge in key aspects of financial, metallurgical and industrial management and we look forward to benefiting from their guidance as we grow our company for the benefit of the shareholders.”

Further details regarding China Armco Metals including these appointments are included in its Form 8-K with the Securities and Exchange Commission.

About China Armco Metals, Inc.

China Armco Metals, Inc. is engaged in the sale and distribution of metal ore and non-ferrous metals throughout the PRC and is entering into  the metal recycling business through the construction of a facility on 22 acres of land capable of processing one million metric tons  of scrap metal on an annual basis. China Armco Metals maintains customers throughout China which include the fastest growing steel producing mills and foundries in the PRC. Raw materials are supplied from global suppliers in India, Hong Kong, Nigeria, Brazil, Turkey, the Philippines and Libya. China Armco Metals product lines include ferrous and non-ferrous ore; iron ore, chrome ore, nickel ore, copper ore, manganese ore and steel billet. Beginning in the fourth quarter of 2009, China Armco Metals expects to begin operations in its steel recycling and scrap metal recycling business. The recycling facility is expected to be capable of recycling one million metric tons of scrap metal per year which will position China Armco Metals as one of the top 10 largest recyclers of scrap metal in China. China Armco Metals estimates the recycled metal market as 70 million metric tons annually.

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, China Armco Metals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our ability to successfully complete construction of our proposed scrap steel recycling facility, or, even if constructed, our ability to operate the proposed recycling facility at expected capacity levels and at a profit.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2008.

Contact:

China Armco Metals, Inc.
Gary Liu
U.S. Representative
954-363-7333
ir@armcometals.com